Exhibit 10.1

AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT

This AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and effective as of March 12, 2019 (the “Effective Date”) by and between GSV ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Licensor”), and GSV CAPITAL CORP., a Maryland corporation (“Company”) (including any Subsequent Fund (as defined below), each a “party” and, collectively, the “parties”).

RECITALS

WHEREAS, Company is a closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940;

WHEREAS,  the Company’s investment activities are managed by Licensor, an investment adviser registered under the Investment Advisers Act of 1940, pursuant to that certain Investment Advisory Agreement, dated April 11, 2011, as amended and restated as of March 8, 2013, by and between the Company and Licensor;

WHEREAS, Licensor intends to resign as the Company’s registered investment adviser effective as of March 12, 2019, following which date the Company’s management and investment functions will be internalized;

WHEREAS, Licensor is the owner of the trade name “GSV”, US Registration No. 4257660 (GSV) and other state or unregistered “GSV” marks, including the trading symbol “GSVC,” and all derivatives thereof in each case that have been used by the Company in commerce prior to the Effective Date (collectively, the “Licensed Marks”) in the United States of America (the “Territory”);

WHEREAS, Licensor and Company have agreed that Licensor will no longer act as the investment adviser to Company;

WHEREAS, Licensor and Company have previously entered into that certain Trademark License Agreement, dated May 26, 2011, by and between Licensor and Company (the “Original Agreement”); and

WHEREAS, Company agrees that it shall during the Term of this Agreement transition to the use of names and marks that will not include and are not confusingly similar to the Licensed Marks, and Licensor and Company desire to amend and restate the Original Agreement and set forth the terms and conditions upon which Licensor will license the Licensed Marks to Company from and after the date hereof to permit transitional use during such period.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.
LICENSE GRANT

1.1              License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company and/or, subject to and conditioned upon compliance with Section 7.2, any public closed-end management investment company (including any business development company) that succeeds to, or otherwise continues, all or any portion of the business currently conducted by Company (each, a “Subsequent Fund”), and Company, on behalf of itself and any Subsequent Fund, hereby accepts from Licensor, a non-transferable, non-sublicensable, and non-exclusive right and license to use the Licensed Marks in the Territory solely in connection with the operation of a public closed-end management investment company that makes equity investments in venture or growth stage companies and that is registered under, or has elected treatment as a business development company under, the Investment Company Act of 1940, including in Company’s currently used domain names and as part of the Company’s existing company name, stock ticker symbol and fictitious business names (the “Existing Uses”). Licensor agrees that, other than this Agreement, Licensor shall not license or grant any right to use, or enter into any other license agreements or similar authorization to use the Licensed Marks to or with any other public closed-end management investment company that makes equity investments in venture or growth stage companies and is registered under, or has elected treatment as a business development company under, the Investment Company Act of 1940 (each, an “Other Fund”), and shall terminate promptly following the date hereof any other existing license agreement or similar arrangement related to the use of the License Marks with or by any Other Fund. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement shall preclude Licensor, its affiliates, or any of their respective successors or assigns from using or permitting other entities to use the Licensed Mark whether or not such entity directly or indirectly competes or conflicts with Company’s business in any manner.

ARTICLE 2.
OWNERSHIP

2.1              Ownership.  Company acknowledges and agrees that, as between the parties, (i) except as set forth in this Agreement, Licensor is the owner of all right, title, and interest in and to the Licensed Marks within the Territory, and all such ownership right, title, and interest shall remain with the Licensor, (ii) Company shall not otherwise contest, dispute, or challenge Licensor’s ownership right, title, and interest in and to the Licensed Marks, and (iii) all rights not expressly granted to Company or a Subsequent Fund related to or arising under the Licensed Marks pursuant to this Agreement shall remain the exclusive property of Licensor.

2.2              Goodwill. All goodwill and reputation generated by Company’s use of the Licensed Mark shall inure to the benefit of Licensor. Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party’s prior written consent, which consent shall be given in that party’s sole discretion.

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ARTICLE 3.
COMPENSATION

3.1              Royalty. Subject to the terms and conditions of this Agreement, during the Term, Company shall pay to Licensor a royalty payment (the “Royalty Payment”) equal to One Million Two Hundred Fifty Thousand United States Dollars ($1,250,000), payable as follows: (i) Five Hundred Thousand United States Dollars ($500,000) shall be paid by Company to Licensor simultaneously with the execution and delivery of this Agreement, (ii) Five Hundred Thousand United States Dollars ($500,000) shall be paid by Company to Licensor on the date that is six (6) months following the Effective Date, and (iii) Two Hundred Fifty Thousand United States Dollars ($250,000) shall be paid by Company to Licensor on the date that is twelve (12) months following the Effective Date, in each case to the bank account or accounts reasonably designated by Licensor to Company from time to time.

ARTICLE 4.
Covenants

4.1              Maintenance.  In order to preserve the inherent value of the Licensed Marks, each of Licensor and Company agrees to, and to cause its respective affiliates, directors, officers, partners, members, stockholders, equityholders, and employees (“Related Parties”) to, not engage in any conduct (directly or indirectly) that has, or could reasonably be expected to have, a material adverse effect on the Licensed Marks, including to the reputation of the Licensed Marks (but excluding any material adverse effect resulting from the investment performance of such party, its Related Parties or any fund advised by such party or Related Parties or from any action or inaction of such party or its Related Parties that occurred prior to the date of this Agreement).

4.2              Quality Control.  In order to preserve the inherent value of the Licensed Marks, Company (and each Subsequent Fund) agrees to, and to cause its Related Parties to, use commercially reasonable efforts to ensure that it maintains the quality and reputation of the Licensed Marks at least equal to the standards prevailing in the operation of the Licensor’s and Company’s respective business as of the date of this Agreement (but excluding any material adverse effect resulting from the investment performance of such party, its Related Parties or any fund advised by such party or Related Parties or from any action or inaction of such party or its Related Parties that occurred prior to the date of this Agreement), including by using the Licensed Marks openly and regularly. Company (and each Subsequent Fund) further agrees to use the Licensed Mark in accordance with such quality standards as may be reasonably established by Licensor and communicated to Company from time to time in writing, or as may be agreed to by Licensor and Company from time to time in writing.

4.3              Non-Competition. Licensor covenants and agrees that, to the maximum extent permitted by applicable law, during the Term of this Agreement (the “Restricted Period”), Licensor shall not, and shall cause its Related Parties not to, without prior written consent of Company, either directly or indirectly, provide any investment advisory services (either directly or indirectly through an investment adviser controlled by or under common control with Licensor) to any Other Fund.

4.4              [Reserved]

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4.5              Non-Disparagement.

(a)               During the Term, and at all times following the termination of this Agreement, Licensor covenants and agrees that it shall not, and that it shall use commercially reasonable efforts to ensure that its Related Parties do not, either directly or indirectly, disparage Company (including any Subsequent Fund) or any of Company’s (or a Subsequent Fund’s) Related Parties.

(b)               During the Term, and at all times following the termination of this Agreement, Company covenants and agrees that it shall not, and that it shall use commercially reasonable efforts to ensure that its Related Parties do not, either directly or indirectly, disparage Licensor or any of Licensor’s Related Parties.

4.6              Interference with Business Relationships.

(a)               Licensor covenants and agrees that, during the Restricted Period, Licensor shall not, and will use commercially reasonable efforts to cause its Related Parties not to, either directly or indirectly, solicit any portfolio company or service provider of Company (or any Subsequent Fund) to terminate its relationship or otherwise cease doing business in whole or in part with Company (or any Subsequent Fund), or interfere with any material relationship between Company (or any Subsequent Fund) and any of its portfolio companies or service providers so as to cause harm to Company (or any Subsequent Fund) or its Related Parties.

(b)               Company covenants and agrees that, during the Restricted Period, Company shall not, and will use commercially reasonable efforts to cause its Related Parties not to, either directly or indirectly, solicit any company to terminate its relationship or otherwise cease doing business in whole or in part with Licensor, or interfere with any material relationship between Licensor and any company so as to cause harm to Licensor or its Related Parties.

(c)               Notwithstanding the foregoing, Company and Licensor agree that each party may engage in good faith discussions regarding the operations, structure and ownership of any portfolio company of Company or any subsidiaries of any such portfolio company, and that any such discussions, and any discussions regarding the sale, financing or refinancing of any portfolio company or any subsidiary of any portfolio company on mutually agreed terms, shall not be deemed to violate this Section 4.6.

4.7              Standstill. During the Term and for a period of five (5) years following the termination of this Agreement, Licensor agrees that, and agrees to cause its Related Parties to agree that, without the prior approval of a majority of the Board of Directors of Company or any Subsequent Fund (the “Board”), Licensor and any Related Party will not singly or as part of (i) any partnership, limited partnership or syndicate or (ii) any other group of persons or entities acquiring, holding, voting or disposing of any security which would be required under Section 13(d) of the Exchange Act (as defined below) and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” and such group, a “13D Group”), (a) directly or indirectly, acquire, propose to acquire, or publicly announce or otherwise disclose an intention to propose to acquire, or offer or agree to acquire, by purchase or otherwise, beneficial ownership of any securities of Company or any Subsequent Fund (“Company Securities”); (b) deposit (either before or after the date of the execution of the License Agreement) any Company Securities in a voting trust or subject any Company Securities to any similar arrangement or proxy with respect to the voting thereof; (c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies,” or become a “Participant” in a “solicitation” (as such terms are used in Regulation 14A under the Exchange Act) to seek to advise or influence any person to vote against any proposal or director nominee recommended to the shareholders of Company or any Subsequent Fund or any of their respective subsidiaries by at least a majority of the Board; (d) form, join or in any way participate in a 13D Group with respect to any Company Securities; (e) commence (including by means of proposing or publicly announcing or otherwise disclosing an intention to propose, solicit, offer, seek to effect or negotiate) a merger, acquisition or other business combination transaction relating to Company or any Subsequent Fund; (f) initiate a “proposal,” as such term is used in Rule 14a-8 under the Exchange Act, “propose,” or otherwise solicit the approval of, one or more stockholders for a “proposal” or induce or attempt to induce any other person to initiate a “proposal” with respect to the Company or any Subsequent Fund (g) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of Company or any Subsequent Fund; or (h) take any other action to seek or effect control of Company or any Subsequent Fund, other than in a manner consistent with the terms of this Agreement.

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4.8              Compliance With Laws.  Each of Licensor and Company agrees that the business operated by it and its Related Parties in connection with the Licensed Mark shall comply in all material respects with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, advertising and promotion of the business of the Company and any Subsequent Fund.

4.9              Notification of Infringement.  Each party shall immediately notify the other party and provide to the other party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with any Licensed Marks, and (ii) any infringements, imitations, or illegal use or misuse of the Licensed Marks in the Territory. Licensor shall have the sole and exclusive right to enforce the Licensed Marks against any such other party, including through the filing of lawsuits and other actions, settlement, or no action if Licensor determines in its sole discretion that any such action would not be in its best interests.

4.10          Infringement Claims.  Licensor shall indemnify, defend, and hold harmless Company and the Subsequent Funds and their respective Related Parties from and against all losses, liabilities, clams, damages, penalties, fines, judgments, awards, settlements, taxes and out-of-pocket costs, fees and expenses (including reasonable out-of-pocket attorneys’ fees) (“Losses”) to the extent relating to or arising under any claim or action against Company based upon any use by Company or any Subsequent Fund of any of the Licensed Marks (including for any actual or alleged infringement of any trademark property rights of any person or entity arising therefrom), except to the extent solely resulting from Company’s (or any Subsequent Fund’s) breach of any material representation, warranty, provision, or obligation of this Agreement.

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ARTICLE 5.
REPRESENTATIONS AND WARRANTIES

5.1              Mutual Representations.  Each party hereby represents and warrants to the other party as follows:

(a)               Due Authorization.  Such party is duly formed, organized, or incorporated, and in good standing in the jurisdiction of its formation, organization, or incorporation, as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b)               Due Execution.  This Agreement has been duly executed and delivered by such party and, with due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c)               No Conflict.  Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the organizational documents of such party; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

5.2              Representations of Licensor. Licensor hereby represents and warrants to Company and any Subsequent Fund that (i) Licensor is the sole and exclusive legal and beneficial owner of the entire right, title and interest in and to the Licensed Marks in the Territory; (ii) the exercise by Company or any Subsequent Fund under this Agreement will not infringe or otherwise conflict with the rights of any other person or entity; (iii) there is no pending or, to its knowledge, threatened litigation or opposition challenging the validity, enforceability, ownership, registration or use of any of the Licensed Marks; (iv) Licensor has the full right, power, and authority to grant the license to the Licensed Marks that is the subject of this Agreement; (v) no third party has asserted ownership rights in any of the Licensed Marks or claimed that Licensor’s ownership or use of any of the Licensed Marks currently infringes on any right of any third party, and (vi) to the knowledge of Licensor no third party is infringing on any of Licensor’s rights in any of Licensed Marks.

ARTICLE 6.
TERM AND TERMINATION

6.1              Term.  This Agreement shall commence on the Effective Date and shall terminate on the earlier of (i) eighteen (18) months following the Effective Date (the “Initial Term”), or (ii) the mutual agreement of the parties in writing to terminate this Agreement, unless earlier terminated pursuant to Section 6.2 or Section 6.3 (the “Term”).

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6.2              Termination by Company. Company may terminate this Agreement (i) in the event that Licensor is in breach of any material representation, warranty, provision, or obligation of this Agreement, and, if such breach is curable, Licensor fails to cure such breach within thirty (30) days after notice thereof from Company, (ii) at any time for convenience upon thirty (30) days’ prior notice to Licensor, or (iii) at any time if the good will represented by the Licensed Marks in the aggregate have been materially impaired as a result of any intentional or willful acts of the Licensor (it being understood and agreed that termination in such case is not due to breach, and is without liability to Licensor).

6.3              Termination by Licensor. Licensor may terminate this Agreement (i) in the event that Company is in breach of any material representation, warranty, provision, or obligation of this Agreement, and, if such breach is curable, Company fails to cure such breach within thirty (30) days after notice thereof from Licensor, or (ii) at any time for convenience any time after the expiration of the six (6) month period following the Effective Date upon sixty (60) days’ prior notice to Company.

6.4              Effect of Termination.  Upon expiration or termination of this Agreement, all rights granted to Company or any Subsequent Fund under this Agreement with respect to the Licensed Marks shall cease, and Company and each Subsequent Fund shall (i) as promptly as is reasonably practicable, cease all use of the Licensed Marks, including all Existing Uses, (ii) change their company names, stock ticker symbol, and any fictitious business names included in the Licensed Marks to names or symbols that do not include and are not confusingly similar to any of the Licensed Marks, and (iii) promptly transfer administrative control and ownership of any domain names that include or are confusingly similar to the Licensed Marks to Licensor or a person designated in writing by Licensor. In the event of a termination of this Agreement pursuant to (i) Section 6.2(ii) or Section 6.3(i), Licensor shall be entitled to receive the entire Royalty Payment that would have been due and payable through the end of the Initial Term, which Royalty Payment shall continue to be due and payable in accordance with the terms and conditions (including with respect to the timing of payments) set forth in Section 3.1 (and, unless such unpaid Royalty Payments are waived by Licensor in writing within thirty (30) days of the effective termination date of this Agreement, such post-termination Royalty Payments shall be Licensor’s sole and exclusive remedy for any Losses arising out of the Company’s (or any Subsequent Funds’) breach of this Agreement; provided that in no case shall the foregoing limit Licensor’s right to seek and obtain temporary or preliminary injunctive relief, nor shall the foregoing limit in any way Licensor’s Losses arising under a third party claim to the extent attributable to Company’s (or any Subsequent Fund’s) breach of this Agreement); (ii) Section 6.2(i) or (iii), Licensor shall be entitled to receive only the amount of the Royalty Payment paid or due prior to the effective date of such termination (and in the case of termination under Section 6.2(iii), the discharge of Company’s obligation to pay any remaining Royalty Payments after the effective termination date shall be Company’s (and any Subsequent Fund’s) sole and exclusive remedy for the acts giving rise to such right of termination) , or (iii) Section 6.3(ii), Licensor shall not be entitled to any further Royalty Payment under this Agreement from and after the effective date of termination.

6.5              Survival. With respect to Licensor, Sections 4.1 through 4.7, Section 4.10, Section 6.4, Section 6.5, and Article 7 shall survive the termination of this Agreement. With respect to Company, Section 4.1, Section 4.5, Section 6.4, Section 6.5, and Article 7 shall survive the termination of this Agreement.

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ARTICLE 7.
MISCELLANEOUS

7.1              Amendment and Restatement. This Agreement hereby amends and restates the Original Agreement in its entirety. The rights and obligations of the parties under the Original Agreement, as amended and restated hereby, shall remain in full force and affect, notwithstanding the fact that Licensor will no longer serve as Company’s registered investment adviser.

7.2              Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any Subsequent Fund of Company, provided that such Subsequent Fund shall first agree in a written joinder that is delivered to Licensor to be fully bound by and subject to the terms and conditions of this Agreement that are applicable to Company). Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party; provided that Company may assign all or any portion of its rights or obligations, as appropriate, under this Agreement to any Subsequent Fund without the consent of Licensor. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

7.3              Independent Contractor.  Neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

7.4              Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile or email, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to Licensor:

GSV Asset Management, LLC
2925 Woodside Road
Woodside, CA 94062
Attn:  Michael T. Moe
Email: mm@gsvam.com

If to Company:

GSV Capital Corp.
Attn: Mark Klein
Email: mklein@gsvcap.com

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7.5              Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflicts of law rules. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

7.6              Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

7.7              No Waiver.  The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

7.8              Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Without limiting the foregoing, if any court determines that any of the covenants set forth in Section 4.1 through Section 4.7, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

7.9              Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder; (ii) all references to the preamble, recitals, Sections, Articles, Exhibits or Schedules are to the preamble, recitals, Sections, Articles or Schedules of or to this Agreement; (iii) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (iv) masculine gender will also include the feminine and neutral genders, and vice versa; (v) words importing the singular will also include the plural, and vice versa; (vi) the words “include,” “including” and “or” will mean without limitation by reason of enumeration; and (vii) all references to “United States Dollars” or “USD” or dollar amounts are to lawful currency of the United States of America. Whenever any payment falls due on a day that is not a business day, the due date for payment shall be extended to the next following business day.

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7.10          Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7.11          Counterparts.  This Agreement may be executed in one or more counterparts (including by PDF or other electronic transmission), each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

7.12          Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

7.13          Third Party Beneficiaries.  Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

COMPANY:

GSV CAPITAL CORP.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Chief Executive Officer and President

LICENSOR:
GSV ASSET MANAGEMENT, LLC

By:	/s/ Michael T. Moe
Name:	Michael T. Moe
Title:	Chief Executive Officer

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